Exhibit 11

HUGHES COMMUNICATIONS, INC.

STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

In accordance with Statement of Financial Accounting Standards No. 128, “Earnings per Share,” the computations of per share amounts included in the accompanying financial statements exclude the effects of dilutive securities in periods when a loss from continuing operations exists or when their inclusion would be anti-dilutive. The tables below are prepared in accordance with Rule 601(b)(11) of Regulation S-K of the Securities and Exchange Act of 1934, as amended.

The following table is a reconciliation of basic and diluted earnings per share (dollars in thousands, except per share amounts):

	Year Ended December 31,
	2009	2008	2007
Income (loss):
Net income (loss) attributable to HCI stockholders	$(52,693)	$9,018	$43,540
Shares:
Basic weighted average common shares outstanding	21,393,151	20,317,155	18,860,517
Effect of dilutive securities:
Restricted stock units	-	51,070	121,344
Restricted stock awards	-	201,829	178,936
Options to purchase common stock	-	63,779	67,122

Diluted weighted average common shares outstanding	21,393,151	20,633,833	19,227,919

Earnings (loss) per share:
Basic	$(2.46)	$0.44	$2.31
Diluted	$(2.46)	$0.44	$2.26